                                                                   Exhibit 10.22


                           QUINTON INSTRUMENT COMPANY
                            3303 Monte Villa Parkway
                            Bothell, Washington 98021


June 7, 1999


Mr. Mark R. Tauscher
22421 N.E. 140th Way
Woodinville, Washington 98072

Dear Mark:

This letter sets forth the substance of the separation agreement ("Agreement") that Quinton Instrument Company ("Company") is offering you to aid in your employment transition.

         1. SEPARATION. Your last day as an employee, officer and director of the Company will be June 8, 1999 ("Separation Date"), pursuant to the letter of resignation (Exhibit A hereto) which you will execute by that date.

         2. ACCRUED SALARY AND VACATION. On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused vacation totaling twenty (20) days, earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments whether or not you sign this Agreement.

         3. SEVERANCE PAYMENT. Within five business days of the Effective Date (defined in Paragraph 8 below), the Company will pay you, in lump sum, your base salary from June 9, 1999 to and including September 3, 1999, subject to standard payroll deductions and withholdings. You acknowledge and agree that as a result of the payment that is the subject of this Paragraph 3, the Company will have satisfied all of its obligations as set forth in Paragraph 2 of that certain offer letter dated September 3, 1998 from QIC Holdings Corp. to you ("Offer Letter") and you will have no other rights to salary, bonuses, benefits or other compensation after the Separation Date.

March 27, 2002
Page 2


         4. STOCK OPTION CANCELLATION; STOCK GRANT.

                  (a) You hereby agree to the cancellation of all stock options granted to you by the Company under the QIC Holding Corp. 1998 Equity Incentive Plan or otherwise (collectively, the "Option"), and you agree that all of your rights and the Company's obligations under the Option are hereby extinguished and the Option shall not be of any further force or effect. You further agree to surrender to the Company for cancellation prior to the Effective Date all documents evidencing the grant of the Option.

                  (b) As soon as practicable after the Effective Date but not earlier than the date of surrender of documents evidencing the grant of the Option, as provided in Paragraph 4(a), the Company shall issue you 30,000 shares of the Company's common stock under the terms of the QIC Holding Corp. 1998 Equity Incentive Plan.

         5. HEALTH INSURANCE. To the extent permitted by the federal COBRA law and by the Company's current group health insurance policies, you will be eligible to continue your health insurance benefits at your own expense and, if provided under such policies, later to convert to an individual policy if you wish. You will be provided with a separate notice of your COBRA rights. If you elect continued coverage under COBRA, the Company, as part of this Agreement, will pay 100% of your COBRA premiums at current levels until your coverage commences under new employment or the termination of the Consulting Engagement (defined below), whichever occurs first.

         6. CONSULTING ENGAGEMENT. You will serve as a consultant to the Company under the terms specified below ("Consulting Engagement"). The Consulting Engagement will commence on the fifth business day after the Effective Date ("Commencement Date"), but in no event earlier than June 15, 1999, and continue for one year from the Commencement Date ("Consulting Period"), unless earlier terminated as set forth below:

                  (a) CONSULTING SERVICES. You agree to provide consulting services to the Company in any area of your expertise upon request by the President of the Company. During the Consulting Period, you will report directly to the President, or as otherwise specified by the President. You agree to exercise the highest degree of professionalism and utilize your expertise and creative talents in performing these

March 27, 2002
Page 3


services. Except for the periods June 15, 1999 - July 20, 1999 and December 15, 1999 - January 5, 2000, you agree to make yourself available to perform such consulting services throughout the Consulting Period, up to a maximum of 40 hours per month; provided, however, that overnight travel will not be required except by your and the Company's mutual agreement.

                  (b) CONSULTING FEES. During the Consulting Period, you will receive $12,500 per month ("Consulting Fees"), payable in biweekly installments on the Company's normal payroll dates. If you obtain regular employment during the Consulting Period, or if you engage in any activity that is competitive with the Company during the Consulting Period, the Consulting Engagement shall terminate immediately, and the Company shall have no further payment obligations under this Agreement; provided, however, that your engagement as a consultant to a person or entity that does not compete or seek to compete with the Company is permissible under this Agreement. You agree to notify the Company immediately, in writing, upon your acceptance of such employment or engagement in such competitive activity.

                  (c) NO TAX WITHHOLDINGS. Because your relationship with the Company will be as a consultant, the Company will not withhold from the Consulting Fees any amount for taxes, social security or other payroll deductions. The Company will issue you a Form 1099 with respect to your Consulting Fees. You acknowledge that you will be entirely responsible for payment of any such taxes, and you hereby indemnify and save harmless the Company from any liability for any taxes, penalties or interest that may be assessed by any taxing authority with respect to Consulting Fees.

                  (d) LIMITATIONS ON AUTHORITY. You will have no responsibilities or authority as a consultant to the Company other than as provided above. You agree not to represent or purport to represent the Company in any manner whatsoever to any third party unless authorized by the Company, in writing, to do so.

                  (e) REIMBURSEMENT OF EXPENSES. Pursuant to its regular business practice, the Company will reimburse you for documented business expenses incurred during the Consulting Period, provided that these expenses have been pre-approved by the President or CFO in writing or are expenses which the Company would reasonably expect you to incur in carrying out Consulting Services when requested.

March 27, 2002
Page 4

         7. RELEASE OF CLAIMS. In exchange for the payments and other consideration under this Agreement to which you would not otherwise be entitled, you hereby release, acquit and forever discharge the Company, its affiliates, and its and their officers, directors, employees, shareholders and agents, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date you execute this Agreement, including (but not limited to): all claims and demands directly or indirectly arising out of or in any way connected with the Offer Letter, your employment with the Company or the termination of your employment; all claims or demands related to salary, bonuses, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, severance benefits, or any other form of compensation; and all claims and demands pursuant to any federal, state or local law, including (but not limited to) the federal Civil Rights Act of 1964, as amended, the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"), the federal Americans with Disabilities Act of 1990, the Washington Law Against Discrimination in Employment, tort law and contract law, including (without limitation) claims for wrongful discharge, discrimination, fraud, defamation, harassment, emotional distress, and breach of the implied covenant of good faith and fair dealing; provided, however, that the foregoing release of claims shall not apply to any right of indemnification that you may have pursuant to the Bylaws of the Company as a consequence of your service as an officer, director or employee of the Company.

         8. ADEA WAIVER. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA. You also acknowledge that the consideration given for the waiver and release in the preceding Paragraph is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) you should consult with an attorney prior to executing this Agreement; (c) you have twenty-one (21) days to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier); (d) you have seven (7) days following your execution of this Agreement to revoke the Agreement; and (e) this Agreement will not be effective until

March 27, 2002
Page 5


the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by you ("Effective Date").

         9. RETURN OF COMPANY PROPERTY. On the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have in your possession or control, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, training materials, computer-recorded information, tangible property including, but not limited to, computers, credit cards, entry cards, identification badges and keys, and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). You may retain such documents, property and materials during the Consulting Period only to the extent approved in writing by the Company and you shall return them immediately upon written request from the Company.

         10. PROPRIETARY INFORMATION OBLIGATIONS. You acknowledge your continuing obligations under your Non-Disclosure Agreement (Exhibit B hereto) both during and after your employment with the Company and the Consulting Period. You agree not to use or disclose any confidential or proprietary information of the Company without prior written authorization from a duly authorized representative of the Company.

         11. NONSOLICITATION. You agree that for one year following the Separation Date you will not, either directly or indirectly, solicit or attempt to solicit any employee, consultant, independent contractor or customer of the Company to terminate his or her relationship with the Company in order to become an employee, consultant, independent contractor or customer of or to any other person or entity; provided, however, that the prohibition in this Paragraph 11 against your solicitation of customers of the Company shall be in effect only for so long as the Company pays you Consulting Fees under this Agreement.

         12. COMMUNICATIONS.

                  (a) You and the Company agree that the content of any announcement regarding your separation shall be substantially as follows:

                  "For professional and personal reasons, Quinton Instrument Company and Mark Tauscher have decided to go their separate

March 27, 2002
Page 6


                  ways. Each wishes the other the best in all their future endeavors."

                  (b) The Company agrees that upon your request, the Company will provide a mutually agreed upon verbal or written recommendation to your prospective employers.

                  (c) Both you and the Company agree not to disparage the other party, and the other party's officers, directors, employees, shareholders, affiliates and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and the Company shall respond accurately and fully to any question, inquiry or request for information when required by legal process.

         13. CONFIDENTIALITY. The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever, provided, however, that: (a) you may disclose this Agreement to your immediate family, attorney, accountant and financial advisor, and as necessary in seeking consulting work or employment;
(b) the Company may disclose this Agreement as may be necessary in the conduct of its business; and (c) the parties may disclose this Agreement as may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you will not disclose the provisions of this Agreement to any current or former employee of the Company, except as required by law.

         14. MISCELLANEOUS. This Agreement represents a compromise resolution of disputed claims, and the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either party to the other party or to any other person. This Agreement, including Exhibits A and B, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof and supersedes any and all other agreements entered into by and between you and the Company. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein. Each party has carefully read this Agreement, has been afforded the opportunity to be advised of its meaning and consequences by his or its respective attorney, and signed the same of his or its own free will. This Agreement will bind the heirs, personal representatives, successors and

March 27, 2002
Page 7


assigns of each party, and inure to the benefit of each party, its heirs, personal representatives, successors and assigns. This Agreement may not be modified except in a writing signed by you and a duly authorized officer of the Company.

If this Agreement is acceptable to you, please so indicate by countersigning the enclosed copy of this letter and returning it to me.

I wish you luck in your future endeavors.

Sincerely,

QUINTON INSTRUMENT COMPANY



By /s/ Quinton Instrument Company
   ----------------------------------


Exhibit A - Letter of Resignation
Exhibit B - Non-Disclosure Agreement



UNDERSTOOD AND AGREED:

 /s/ MARK R. TAUSCHER
-------------------------------------
MARK R. TAUSCHER

Date:  June 8, 1999